Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Inovio Pharmaceuticals, Inc. for the registration of up to $250,000,000 of common stock, preferred stock, debt securities, and/or warrants and to the incorporation by reference therein of our reports dated March 14, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Inovio Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 25, 2018